NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 17, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 30, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Flagstone Reinsurance Holdings, S.A. and Validus Holdings, Ltd., became effective before the opening on November 30, 2012. Each Common Share of Flagstone Reinsurance Holdings, S.A. held was converted into $2.00 in cash less any applicable withholding taxes and without interest and 0.1935 of a Common Share of Validus Holdings, Ltd. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 30, 2012.